UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 8, 2010
CLINICAL DATA, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-12716	04-2573920
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Gateway Center, Suite 702, Newton, Massachusetts		02458
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (617) 527-9933
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
With respect to the financial results of Clinical Data, Inc. (the “Company”) for the three months and year ended March 31, 2010, the response to this item is contained in Paragraph B to Item 8.01 Other Events and incorporated herein by reference.
Item 8.01. Other Events.
A) On June 8, 2010, the Company issued a press release announcing that it intends to offer shares of common stock in an underwritten public offering with BMO Capital Markets Corp. acting as the sole book running manager and Wedbush Morgan Securities, Inc. and Roth Capital Partners LLC acting as co-managers in the offering. The press release relating to the Company’s underwritten public offering is included as Exhibit 99.1 to this current report and incorporated herein by reference.
B) On June 8, 2010, the Company reported preliminary financial results for the fiscal year and quarter ended March 31, 2010. During the three months ended March 31, 2010, the Company had net revenues of $3.2 million and a net loss of $38.4 million, or $1.44 per share. During the twelve months ended March 31, 2010, the Company had net revenues of $13.1 million and a net loss of $93.5 million, or $3.77 per share. As of March 31, 2010, the Company had $49.2 million in cash and cash equivalents. In addition, the Company expects that its audited financial statements for the fiscal year ended March 31, 2010, to be included in the Company’s annual report on Form 10-K, expected to filed on June 14, 2010, to contain a report from its independent registered accounting firm which includes an explanatory paragraph that describes an uncertainty about the Company’s ability to continue as a going concern for a reasonable period of time.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
99.1	Press release issued by Clinical Data, Inc. on June 8, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clinical Data, Inc.
	By:	/s/ Caesar J. Belbel
Caesar J. Belbel
Executive Vice President, Chief Legal Officer and Secretary

DATE: June 8, 2010

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Clinical Data, Inc. on June 8, 2010.